EXHIBIT 99.1

For Immediate Release

Caliper Life Sciences Reports Second Quarter 2011 Results

- 23% Organic Revenue Growth and 84% EBITDA Improvement Compared to Prior Year Q2 -

- Rapid Growth of Next Generation Sequencing (“NGS”) Markets Drives Adoption of Caliper’s
Analytical and Preparative NGS Platforms for Sample Preparation and Process Control -

- LabChip® Dx Receives In Vitro Diagnostic Medical Device Approval (“CE IVD”) in Europe -

- Full Year Financial Outlook Increased -

HOPKINTON, Mass., August 2, 2011 — Caliper Life Sciences, Inc. (NASDAQ: CALP) today reported its financial results for the second quarter ended June 30, 2011.   Second quarter revenue increased to $38.3 million, or 32%, from $29.1 million in the same period of 2010.  Organic revenue, which excludes the effects of acquisitions, divestitures and currency changes, grew by 23% over the second quarter of 2010 (24% on a year-to-date basis).  Caliper reported a second quarter net loss of $0.06 per share compared to net income per share of $0.18 in the same period of 2010, which resulted from the gain on the divestiture of Caliper’s former specialty products business.  Caliper had second quarter non-GAAP adjusted earnings of $1.0 million, or $0.02 per diluted share compared to break-even non-GAAP adjusted earnings per share in the same period of 2010, as well as EBITDA of $2.7 million in the second quarter, which was an 84% improvement over the second quarter of 2010.

Please refer to the tables included under “Reconciliation of GAAP to Non-GAAP Financial Measures” for itemized reconciliations between GAAP and non-GAAP financial measures appearing in this release.

Among recent business highlights:

•                  Caliper announced on July 26 that its LabChip Dx instrument has achieved CE IVD registration which allows the LabChip Dx to be used to process clinical patient samples in Europe.  The LabChip Dx currently runs tests from the Seeplex® menu of diagnostic assays from Seegene Inc. and is marketed outside of the United States through Seegene’s international distributor network.

•                  Caliper announced new collaborations during the second quarter for NGS sample preparation and quality control platforms with Roche Nimblegen, EdgeBio and The Genome Analysis Centre, involving the use of Caliper’s NGS platform solutions, including the Sciclone® NGS workstation and the LabChip GX and LabChip XT instruments.

•                  Caliper completed the integration and transfer of Cambridge Research & Instrumentation, Inc.’s (CRi) manufacturing operations from Woburn, Mass. to its Hopkinton, Mass.

headquarters, resulting in closure of the Woburn facility in the second quarter.  The shutdown occurred one quarter earlier than initially projected.

•                  Caliper hosted its 2011 annual Caliper Owners Group (COG 2011) meeting on May 17 and 18 at its Hopkinton headquarters. This thought-leadership conference brought together leaders in life sciences research, drug discovery, and diagnostics to discuss the technologies and discoveries that are transforming the detection and treatment of disease, and making personalized medicine a reality. More than 350 customers attended the event, which featured 45 presentations from researchers representing life sciences companies, universities and other institutions.

“We are pleased with our second quarter financial results and the strategic progress we made in the quarter,” commented Kevin Hrusovsky, President and CEO of Caliper Life Sciences.  “We had a robust quarter in our Research business unit due to strong ongoing adoption of our NGS sample preparation solutions, molecular diagnostics penetration with the LabChip Dx, and continued LabChip GX adoption driven by biotherapeutic and vaccine development.  In addition, our recently announced CE IVD approval opens up new market opportunities in Europe for the LabChip Dx, and enhances our clinical diagnostics long-term growth potential.  We are particularly pleased that our strategic transformation designed to commercialize disruptive technologies for revolutionizing and personalizing medicine is gaining momentum and traction in all target markets,” added Hrusovsky.

Analysis of Second Quarter 2011 Results

•                       GAAP revenue increased 32% in the second quarter of 2011 compared to the same period in 2010.  Non-GAAP revenues grew 37% in the second quarter of 2011 compared to the same period of 2010, comprised of 23% organic growth, 10% acquisition-driven growth and 4% favorable currency benefit.  Non-GAAP revenue growth for each of Caliper’s three principal business units was as follows:

–                 Research revenue grew 52%, comprised of microfluidics (LabChip) and automation product line growth of 51% and 53%, respectively.  Both LabChip and automation growth was driven by end market demand for Caliper’s analytical and preparative NGS sample preparation and quality control platforms.  LabChip revenues also benefitted from increasing market adoption of Caliper’s LabChip Dx instrument for multiplex molecular diagnostic analysis, for which CE IVD approval was recently received, and an increase in microfluidics intellectual property license revenue.

–                 Imaging revenue grew 23% driven primarily by tissue imaging products added to Caliper’s imaging platform capabilities as a result of its acquisition of CRi in December 2010.  In vivo imaging revenues were relatively flat quarter over quarter due primarily to some delayed funding situations in certain academic and commercial accounts, and to a lesser extent to the product mix sold during the quarter.

–                 Services (CDAS) revenue grew 82% primarily attributable to revenues from CDAS’ contract with the Environmental Protection Agency (“EPA”) under the EPA’s ToxCast™ screening program.

•                       Total gross margin was relatively flat at 52% compared to the second quarter of 2010 due to unfavorable changes in revenue and sales channel mix which partially offset the incremental contribution that overall higher revenues had upon gross margin.

•                       Operating expenses (research and development, and selling, general and administrative costs) increased 27% to $19.1 million, from $15.0 million in the same period in 2010.  Approximately one-half of the increase was attributable to incremental operating expenses incurred as a result of the addition of CRi’s operations.  The remainder of the expense increase resulted primarily from increased investment in sales and marketing efforts and increased legal expenses due to litigation which was ongoing during the second quarter.

•                       Caliper recorded a restructuring charge of approximately $1.3 million in the second quarter related to the closure of the CRi facility in Woburn, Mass.  Caliper also recorded a charge of approximately $1.1 million, in addition to scheduled amortization, to write-off certain in-process research and development assets deemed to no longer have value.

2011 Guidance

Caliper is currently projecting 2011 full year GAAP revenue between $146 and $152 million.  In addition, the Company estimates third quarter revenues in the range of $33 to $36 million.  Caliper will provide further details on its business outlook during the conference call today.

Use of Non-GAAP Financial Measures

Caliper supplements its GAAP financial reporting with certain non-GAAP financial measures. Reconciliations of Caliper’s GAAP to non-GAAP revenue and earnings per share are provided at the end of this release under “Reconciliation of GAAP to Non-GAAP Financial Measures.”

Certain revenue growth percentages in this press release are derived from non-GAAP revenues which exclude the impact of revenue from product and services lines which were divested in the second quarter of 2010.  Caliper believes that providing this additional information enhances investors’ understanding of the financial performance of the Company’s operations and increases the comparability of its current financial statements to prior periods.

Caliper will discuss its second quarter results in a conference call to be held today at 5:00 pm ET.  Participants should call 888.680.0860 five to ten minutes prior to the call and use the participant passcode of 39159073. International callers can access the call by dialing 617.213.4852 and entering the same passcode.  You may also pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key=P8J9TBCRA.

A live webcast of the call can be accessed at www.earnings.com or on the Caliper website at www.caliperLS.com in the Events section of the Investor Relations page. A webcast replay of the call will remain available until Caliper’s earnings call for the third quarter of 2011.

Telephone replays of the conference call will be available approximately two hours after the completion of the call. To access a telephone playback of the proceedings from August 2 to August 9, dial 888.286.8010 and passcode 70172145. International callers can access the playback by dialing

617.801.6888 and using the same participant passcode.

About Caliper Life Sciences

Caliper Life Sciences is a premier provider of cutting-edge technologies enabling researchers in the life sciences industry to create life-saving and enhancing medicines and diagnostic tests more quickly and efficiently. Caliper is aggressively innovating new technology to bridge the gap between in vitro assays and in vivo results, enabling the translation of those results into cures for human disease. Caliper’s portfolio of offerings includes state-of-the-art microfluidics, lab automation & liquid handling, optical imaging technologies, and discovery & development outsourcing solutions. For more information please visit www.caliperLS.com.

The statements in this press release regarding future events, including Caliper’s 2011 full year and third quarter GAAP revenue projections, are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements as a result of a number of factors, including that Caliper’s expectations regarding demand for its products and services may not materialize if capital spending by Caliper’s customers declines, if customers do not purchase the recently acquired CRi products as rapidly as Caliper believes that they will, or if competitors introduce new competitive products, or if Caliper is unable to convince potential customers regarding the superior performance of its microfluidic and imaging systems and products.   Further information on risks faced by Caliper are detailed under the caption “Risks Related To Our Business” in Caliper’s Annual Report on Form 10-K for the year ended December 31, 2010. Our filings are available on a web site maintained by the Securities and Exchange Commission at http://www.sec.gov. Caliper does not undertake any obligation to update forward-looking or other statements in this release or the conference call.

NOTE:  Caliper, LabChip and Sciclone are registered trademarks of Caliper Life Sciences, Inc.  CRi is a registered trademark of Cambridge Research & Instrumentation, Inc., a wholly owned subsidiary of Caliper Life Sciences, Inc.  ToxCast is a trademark of the Environmental Protection Agency.  Seeplex is a registered trademark of Seegene, Inc.

Contacts:

Peter F. McAree

SVP and Chief Financial Officer

774.278.2215

Media Contact:

Benjamin Navon/Kristin Villiotte

Schwartz Communications

781.684.0770

CALIPER LIFE SCIENCES, INC.

SELECTED FINANCIAL INFORMATION

(unaudited)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Revenue:
Product revenue	$26,711	$20,486	$51,653	$40,854
Service revenue	6,823	5,343	14,055	10,424
License fees and contract revenue	4,807	3,221	8,453	6,424

Total revenue	38,341	29,050	74,161	57,702

Costs and expenses:
Cost of product revenue	13,602	10,101	26,497	20,396
Cost of service revenue	3,916	3,317	7,612	6,507
Cost of license revenue	971	521	1,616	926
Research and development	5,510	4,299	10,902	8,646
Selling, general and administrative	13,542	10,745	27,262	21,604
Amortization of intangible assets	2,503	1,226	3,944	2,480
Restructuring charges, net	1,399	603	2,263	634

Total costs and expenses	41,443	30,812	80,096	61,193

Operating loss	(3,102)	(1,762)	(5,935)	(3,491)
Interest expense, net	(50)	(72)	(85)	(202)
Gain on divestitures	—	11,424	—	11,424
Other income (expense), net	91	(37)	403	(389)
Provision for income taxes	(178)	(316)	(217)	(323)

Net income (loss)	$(3,239)	$9,237	$(5,834)	$7,019

Net income (loss) per share, basic	$(0.06)	$0.18	$(0.11)	$0.14
Net income (loss) per share, diluted	$(0.06)	$0.18	$(0.11)	$0.14
Shares used in computing net income (loss) per common share, basic	52,417	50,070	52,236	49,776
Shares used in computing net income (loss) per common share, diluted	52,417	52,002	52,236	51,812

Reconciliation of GAAP to Non-GAAP Financial Measures (unaudited)

Non-GAAP Earnings and Earnings per Share (see explanation of adjustments below)(in thousands except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

GAAP income (loss)	$(3,239)	$9,237	$(5,834)	$7,019
GAAP EPS - Basic	$(0.06)	$0.18	$(0.11)	$0.14
Adjustments:
Acquisition related intangible amortization (1)	$2,503	$1,226	$3,944	$2,480
Restructuring and severance costs (2)	1,399	603	2,263	634
Purchase accounting and acquisition related costs (3)	226	—	844	—
Gain on divestiture of product lines (4)	—	(11,424)	—	(11,424)
Taxes related to divestiture gain(4)	—	300	—	300
Total Adjustments	$4,128	$(9,295)	$7,051	$(8,010)

Per share effect of adjustments, basic	$0.08	$(0.19)	$0.13	$(0.16)
Non-GAAP adjusted earnings (loss)	$889	$(58)	$1,217	$(991)
Non-GAAP adjusted earnings (loss) per share, basic and diluted	$0.02	$(0.00)	$0.02	$(0.02)

Shares used in computing non-GAAP adjusted earnings (loss) per share, basic	52,417	50,070	52,236	49,776
Shares used in computing non-GAAP adjusted earnings (loss) per share, diluted	56,606	52,002	56,097	51,812

We use the term “adjusted earnings per share” or “adjusted EPS” to refer to GAAP earnings per share excluding amortization of intangible assets, impairment charges and restructuring and severance costs.  Adjusted earnings per share is calculated by subtracting the total per share effect of these adjustments from GAAP EPS.

The adjustments are as follows:

1)              We exclude amortization of intangible assets from this measure because intangible asset amortization charges do not represent what our management believes are the costs of developing, producing, supporting and selling our products and the costs to support our internal operating structure.

2)              We exclude restructuring and severance costs from this measure because they tend to occur as a result of specific events such as acquisitions, divestitures, repositioning our business or other unusual events that could make comparisons of long-range trends difficult and are not reflective of our internal investments and the costs to support our operating structure.

3)              We exclude purchase accounting adjustments and acquisition related costs from this measure because they occur as a result of specific events and are not reflective of our internal investments and the costs to support our operating structure.  The costs within 2011 relate to CRi and consist of purchase accounting adjustments to value acquired inventory at fair value as well as a charge to terminate a CRi distributor relationship.

4)              We exclude the net gain related to divestitures of product and service lines from this measure because they tend to occur as a result of specific events and also do not represent what our management and our investors believe are the costs of developing, producing, supporting and selling our products and the costs to support our internal operating structure.

Reconciliation of GAAP to Non-GAAP Financial Measures (unaudited, continued)

Non-GAAP Revenues (in thousands) for the Three Months Ended June 30, 2011

	GAAP		Non-GAAP Adjustments (1)	Non-GAAP	GAAP	Non-GAAP
	2011	2010	2010	2010	% Chg.	% Chg.
Imaging	$18,206	$14,826	$—	$14,826	23%	23%

LabChip	11,183	7,412	—	7,412	51%	51%
Automation	7,135	5,811	(1,152)	4,659	23%	53%
Research	18,318	13,223	(1,152)	12,071	39%	52%

Services (CDAS)	1,817	1,001	—	1,001	82%	82%
Total revenue	$38,341	$29,050	$(1,152)	$27,898	32%	37%

Non-GAAP Revenues (in thousands) for the Six Months Ended June 30, 2011

	GAAP		Non-GAAP Adjustments (1)	Non-GAAP	GAAP	Non-GAAP
	2011	2010	2010	2010	% Chg.	% Chg.
Imaging	$37,607	$28,291	$—	$28,291	33%	33%

LabChip	20,013	14,182	—	14,182	41%	41%
Automation	12,464	13,060	(3,610)	9,450	(5)%	32%
Research	32,477	27,242	(3,610)	23,632	19%	37%

Services (CDAS)	4,077	2,169	—	2,169	88%	88%
Total revenue	$74,161	$57,702	$(3,610)	$54,092	29%	37%

(1)                For purposes of comparing growth rates for each of the three principal product and service groups within of our business, the above non-GAAP table reconciliations exclude revenues related to the TurboVap and RapidTrace product lines divested in May 2010.

(2)                Currency effects contributed to the above Research growth rates by 7% and 4% and the above Imaging growth rates by 3% and 2% during the three and six months ended June 30, 2011, respectively.

EBITDA (in thousands)

We use the term “EBITDA” to refer to GAAP earnings excluding interest, depreciation, amortization, non-cash stock compensation and other special items (e.g., restructuring charges).  The following is a reconciliation of this Non-GAAP measure:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

GAAP Operating Loss	$(3,102)	$(1,762)	$(5,935)	$(3,491)
Depreciation and amortization	3,169	1,812	5,265	3,708
Non-cash stock compensation	959	790	1,948	1,802
Purchase accounting and acquisition related costs	226	—	844	—
Restructuring and severance charges	1,399	603	2,263	634
EBITDA (Non-GAAP)	$2,651	$1,443	$4,385	$2,653

CALIPER LIFE SCIENCES, INC.

SELECTED FINANCIAL INFORMATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30,	December 31,
	2011	2010
	(unaudited)	*
Assets
Current assets:
Cash, cash equivalents and marketable securities	$34,330	$34,846
Accounts receivable, net	25,939	26,544
Inventories	15,358	14,004
Other current assets	3,863	2,916

Total current assets	79,490	78,310
Property and equipment, net	9,810	9,765
Intangible assets, net	23,853	27,797
Goodwill	27,958	27,958
Other assets	631	592

Total assets	$141,742	$144,422

Liabilities and stockholders’ equity
Current liabilities	$42,099	$42,404
Other long-term obligations	11,661	11,330
Stockholders’ equity	87,982	90,688

Total liabilities and stockholders’ equity	$141,742	$144,422

*Note: Derived from audited financial statements for the year ended December 31, 2010.

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